EXHIBIT 14


                            LEXINGTON RESOURCES, INC.

                   CODE OF BUSINESS CONDUCT AND ETHICS POLICY


         This code of business conduct and ethics policy of Lexington Resources, Inc., a Nevada corporation (the "Company") was adopted by the Board of Directors of the Company on February __, 2005.

1. Purpose.

The Board of Directors of the Company has adopted the following Code of Business Conduct and Ethics Policy (the "Code") for the directors and officers of the Company. This Code is intended to describe the core values and beliefs of the Company and to provide the foundation for all business conduct. The Code is further intended to focus the Board of Directors and each director and officer on areas of ethical risk, provide guidance to directors and officers to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. The Company's guidelines for conducting business are consistent with the highest standards of business ethics. Each director and officer must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors and officers. Directors and officers are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chair of the Ethics Committee (the "Committee"), who may consult with legal counsel as appropriate.

2. Introduction.

Each director and officer is expected to adhere to a high standard of ethical conduct. The good name of any corporation depends on the way it conducts its business and the way the public perceived that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors and officers are expected to be guided by the following principles in carrying out their responsibilities.

     o Loyalty. No director or officer should be or appear to be subject to influences, interests of relationships that conflict with the best interests of the Company.

     o Compliance with Applicable Laws. The Company, its directors, officers and its employees are expected to comply with laws and regulations applicable to the Company's activities.

     o Observance of Ethical Standards. In the conduct of their duties, each director and officer must adhere to high ethical standards that include honesty and fairness.

All employees of the Company have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Reporting a known or suspected violation of this Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company, its directors and officers, and employees.

3.  Conflicts of Interest

Directors and officers must avoid any conflicts of interest between the director or officer, as the case may be, and the Company. Any situation that involved or may involve a conflict of interest with the Company should be disclosed promptly to the Chair of the Ethics Committee, who may consult with legal counsel as appropriate.

A "conflict of interest" can occur when a director's or an officer's personal interest is adverse to, or may appear to be adverse to, the interests of the Company as a whole. Conflicts of interest also arise when a director, an officer, or a member of his or her immediate family received improper personal benefits as a result of his or her position as a director or officers of the Company. For guidance, the New York Stock Exchange Rule 303A(2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who share such person's home.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors and officers must refrain, however, are set out below.

     o Improper conduct and activities. Directors and officer may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

     o Compensation from non-Company sources. Directors and officer may not accept compensation (in any form) for services performed for the Company from any source other than the Company unless approved by the Ethics Committee and the Board of Directors.

     o Gifts. Directors, officers and members of their immediate families may not accept gifts from persons or entities where any such gift is being made in order to influence the director's or officer's actions or where acceptance of the gifts could create the appearance of a conflict of interest. All gifts must be disclosed to the Company.

     o Personal use of Company assets. Directors and officers may not use Company's assets, labor or information for personal use, unless approved by the Ethics Committee and the Board of Directors or as part of a compensation or expense reimbursement program available to directors or officers.

4. Corporate Opportunities.

Directors and officers are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) suing the Company's property, information or position for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company's disinterested directors determine that the Company will not purse an opportunity that relates to the Company's business, after disclosure of all material facts by the director seeking to pursue the opportunity, the director may do so.

5. Confidentiality.

Directors and officers should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company and its business that comes to them, from whatever source, in their capacity as a director or officer, as the case may be, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company and its business operations that might be of use to competitors or members of the public or potentially harmful to the Company if disclosed (including news that has not yet been released but that would greatly benefit the Company in the public's eye). Unauthorized disclosure of confidential information could cause competitive harm to the Company and could result in legal liability.

6. Protection and Use of Company Assets.

The Company's directors and officers should protect the assets of the Company and ensure their efficient use of legitimate business purposes. Theft, carelessness and waste have a direct impact on the Company's profitability. The use of the funds or assets of the Company for any unlawful or improper purpose is strictly prohibited. The directors and officers of the Company may not use the assets of the Company for their personal benefit. To ensure the protection and proper use of the Company's assets, each director and officer should: (a) exercise reasonable care to prevent theft, damage or misuse of the Company's property, whether tangible or intangible; (b) promptly report the actual or suspected theft, damage or misuse of the Company's property; (c) safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and (d) use the Company's property and assets for legitimate business purposes.

7. Accuracy of Financial Reports and Other Public Communications.

The Company is a public company and is required to report its financial results and other information about its business to the public and the Securities and Exchange Commission. The Company is subject to various securities laws and regulations. The Company's policy is to disclose in accordance with all applicable requirements accurate and complete information regarding the Company and its business, financial condition, and results of operations. Inaccurate, incomplete or untimely reporting can severely damage the Company' or result in legal liability. The directors and officers of the Company should be on guard for any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

     o Financial results that seem inconsistent with the performance of the underlying business.

     o    Transactions that do not seem to have an obvious business purpose.

     o    Requests to circumvent ordinary review and approval procedures.

The Company's Chief Financial Officer has a special responsibility to ensure that all of the Company's financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Ethics Committee.

8. Corporate Records.

Accurate and reliable records are crucial to the Company and its business and form the basis of the Company's earnings statements, financial reports and other disclosure to the public. The Company's records are the source of essential data that guide business decision-making and strategic planning.

All records of the Company must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. The directors and officers are responsible for understanding and complying with the Company's record keeping policy.

9. Compliance with Laws, Rules and Regulations; Fair Dealing.

Directors and officers shall comply and oversee policies designed to promote compliance by the Company's employees, officers and directors with laws, rules and regulations applicable to the Company, including insider trading laws.

Directors and officers shall oversee policies designed to promote ethical dealing by employees and officers with the Company's suppliers, competitors and other third parties involved in contractual relations with the Company.

10. Encouraging the Reporting of Illegal or Unethical Behavior.

Directors and officers should promote ethical behavior and encourage an environment in which the Company: (a) encourages communication with the Company's officers or other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages the reporting of violation of laws, rules or regulation to the Company's officers or other appropriate personnel; and (c) informs directors, officers and employees that the Company will not allow retaliation for reports made in good faith.

All officers and employees of the Company have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company. Any violation or suspect violation of this Code must be reported to the Ethics Committee, who will work to investigate such concern. All questions or reports of known or suspected violations of this Code will be treated with sensitivity and discretion. The Ethics Committee and the Company will protect confidentiality to the extent possible, consistent with the law and the Company's need to investigate.